Exhibit 10.12

CLIFFORD CHANCE LLP EXECUTION VERSION

Contract numbers (FI No.): 88205

91305

Serapis No.: 2015-0572

LOAN RESTRUCTURING AGREEMENT

DATED 9 AUGUST 2024

FOR

EUROPEAN INVESTMENT BANK

AND

SCINAI IMMUNOTHERAPEUTICS LTD

RELATING TO A FINANCE CONTRACT

ORIGINALLY DATED 19 JUNE 2017

AS AMENDED AND RESTATED ON 20 JUNE 2019

AND AS FURTHER AMENDED ON 11 JANUARY

2021, 9 AUGUST 2022 AND 24 NOVEMBER 2023

i

THIS AGREEMENT is dated 9 August 2024 and made between:

(1)	THE EUROPEAN INVESTMENT BANK having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the “Bank”); and

(2)	SCINAI IMMUNOTHERAPEUTICS LTD (formerly named BIONDVAX PHARMACEUTICALS LTD.), a public company incorporated in Israel with company registration number 51-343610-5, having its registered office at Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel (the “Borrower”).

WHEREAS:

(A)	The Bank made a credit available to the Borrower pursuant to a finance contract dated 19 June 2017 which was subsequently amended and restated pursuant to an amendment and restatement agreement dated 20 June 2019, and further amended pursuant to amendment agreements dated 11 January 2021, 9 August 2022 and 24 November 2023 respectively.

(B)	The parties have agreed to amend and restate the Original Finance Contract to, amongst other things, reduce the amount outstanding owed by the Borrower to the Bank to EUR 250,000. The parties hereto have agreed to amend and restate the Original Finance Contract as set forth in the amended and restated finance contract attached at Schedule 2 (Amended Finance Contract) hereof.

(C)	As a condition to the amendment and restatement, the Borrower will issue certain preferred shares to the Bank and deliver evidence of such issuance, as set out in paragraph 1.12 of Schedule 1 (Conditions Precedent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Amended Finance Contract” means the Original Finance Contract, as amended by this Agreement.

“Articles Amendment” means the amendment to the Borrower’s articles of association in respect of, amongst other things, the creation of Preferred Shares in form and substance satisfactory to the Bank.

“Articles of Association” means the articles of association of the Borrower, as amended from time to time.

“Effective Date” means the date on which the Bank confirms to the Borrower that it has received each of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Bank.

“Ordinary Shares” means ordinary shares of the Borrower with the rights and privileges as set out in the Borrower’s Articles Amendment.

“Original Finance Contract” means the finance contract dated 19 June 2017 between the Bank and the Borrower as amended and restated on 20 June 2019, and further amended on 11 January 2021, 9 August 2022 and 24 November 2023.

“Preferred Shares” means preferred shares of the Borrower, no par value, with the rights and privileges as set out in the Borrower’s Articles Amendment.

“Security Agreement” means the security agreement granted by the Borrower in favour of the Bank and dated 22 May 2018 as amended on 24 June 2019, as amended on 9 August 2022, and as may be further amended and restated from time to time as registered on the Borrower’s extract at the Israeli Registrar of Companies as pledge no. 4.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Original Finance Contract has the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Finance Contract shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Agreement.

1.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Original Finance Contract, each of the Bank and the Borrower designates this Agreement as a Finance Document.

2.	REPRESENTATIONS

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on:

(a)	the date of this Agreement; and

(b)	the Effective Date,

and references to “this Agreement” in the Repeating Representations should be construed as references to this Agreement and to the Original Finance Contract and on the Effective Date, to the Amended Finance Contract.

3.	AMENDMENTS TO THE ORIGINAL FINANCE CONTRACT

With effect from the Effective Date the Original Finance Contract shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Amended Finance Contract).

4.	PREFERRED SHARES

4.1	Additional Covenants

(a)	The Borrower shall issue and deliver to the Bank 1,000 Preferred Shares on or prior to 31 August 2024.

(b)	At any time when the Preferred Shares are outstanding and held by the Bank, the Borrower undertakes to take all necessary actions to reserve sufficient number of ADS to satisfy the conversion of the Preferred Shares and Ordinary Shares underlying such ADS.

4.2	Additional Representations, Warranties and Covenants of the Borrower

The Borrower makes the following representations on the date of delivery of the Preferred Shares to the Bank in accordance with this Agreement and on each date on which the Bank converts the Preferred Shares to ADSs:

(a)	The Preferred Shares have been duly and validly authorised, fully paid and nonassessable.

(b)	The Borrower has all corporate right, power and authority to issue and deliver the Preferred Shares and to perform its obligations under the terms of the Preferred Shares.

(c)	The Preferred Shares have the rights, powers, preferences and designations set forth in the Articles Amendment.

(d)	A number of ADSs that is sufficient to satisfy the Borrower’s obligations under the Amended Finance Contract and the Articles Amendment has been and, so long as the Bank holds Preferred Shares, will be, duly authorised and reserved for issuance by the Borrower and such ADSs, when issued upon such conversion in accordance with the terms of the Preferred Shares set forth in the Articles Amendment, will be duly and validly issued, will be fully paid and nonassessable, will conform in all material respects to the descriptions thereof in the Articles Amendment, and will not be subject to any preemptive or similar rights.

(e)	The persons in whose names the ADSs are registered will be entitled to the rights specified in the ADSs and the Articles Amendment.

(f)	None of the execution, delivery and performance of this Agreement, the issuance of the Preferred Shares under this Agreement and the issuance of ADSs in accordance with the rights, powers, preferences and designations set forth in the Articles of Association upon conversion of any portion or all of the Preferred Shares will (x) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which the Borrower is bound or to which any of the properties or assets of the Borrower is subject, or (y) result in any violation of the provisions of the Articles Amendment of the Borrower or (z) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Borrower or any of its properties or assets; and no consent, approval, authorisation or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by the Borrower and the issuance of ADSs issuable by the Borrower in accordance with the rights, powers, preferences and designations set forth in the Articles Amendment.

5.	CONTINUITY AND FURTHER ASSURANCE

5.1	Continuing obligations

The provisions of the Original Finance Contract and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

5.2	Confirmation of Security

For the avoidance of doubt, the Borrower confirms for the benefit of the Bank that, the Security created by it pursuant to the Security Agreement shall: (a) remain in full force and effect notwithstanding the amendments referred to in Clause 3 (Amendments to the Original Finance Contract); and (b) continue to secure all of its relevant obligations under the Finance Documents as amended (including, but not limited to, under the Amended Finance Contract).

5.3	Further assurance

The Borrower, shall, at the request of the Bank and at the Borrower’s own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

6.	COSTS AND EXPENSES

The Borrower shall promptly on demand pay the Bank the amount of all charges, costs and expenses (including but not limited to legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

7.	LAW AND JURISDICTION, MISCELLANEOUS

7.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

7.2	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Agreement.

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	Clause 7.2(b) (Jurisdiction) is for the benefit of the Bank only. As a result and notwithstanding Clause 7.2(b) (Jurisdiction) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

7.3	Agent of Service

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower hereby irrevocably appoints Goldfarb Gross Seligman & Co. as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process. The Borrower agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

(b)	The Bank hereby appoints The Securities Management Trust Company of 8 Lothbury, London EC2 7HH to be its agent for the purpose of accepting service of legal process.

7.4	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Agreement, shall be the seat of the Bank.

7.5	Evidence of sums due

In any legal action arising out of this Agreement the certificate of the Bank as to any amount or rate due to the Bank under this Agreement shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

7.6	Entire Agreement

This Agreement constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

7.7	Invalidity

If at any time any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.

7.8	Amendments

Any amendment to this Agreement shall be made in writing and shall be signed by the parties hereto.

7.9	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

8.	FINAL CLAUSES

8.1	Addresses

The address and electronic mail address (and the department for whose attention the communication is to be made) of each Party for any communication to be made or document to be delivered under or in connection with this Agreement is:

For the Bank	Attention: PMM/TM/EGC/LSB

100 boulevard Konrad Adenauer
L-2950 Luxembourg

Email address: pmm-tm-assistants@eib.org

For the Borrower	Attention: Department/Division

Scinai Immunotherapeutics Ltd
Jerusalem BioPark, 2nd Floor
Hadassah Ein Kerem Campus
Jerusalem, Israel

Email address: info@scinai.com

The Bank and the Borrower shall promptly notify the other Party in writing of any change in their respective communication details.

8.2	Form of notice

(a)	Any notice or other communication given under this Agreement must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter; or

(ii)	in the case of any electronic mail only when such electronic mail is actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose.

(c)	Any notice provided by the Borrower to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by an Authorised Signatory with individual representation right or by two or more Authorised Signatories with joint representation right of the Borrower as appropriate, attached to the electronic mail.

(d)	Notices issued by the Borrower pursuant to any provision of this Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

(e)	Without affecting the validity of electronic mail or communication made in accordance with this Clause 8 (Final Clauses), the following notices, communications and documents shall also be sent by registered letter to the relevant Party at the latest on the immediately following Business Day:

(i)	any notices and communication in respect of any Prepayment Request, Prepayment Notice, Event of Default, or any demand for prepayment, and

(ii)	any other notice, communication or document required by the Bank.

(f)	The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

8.3	English language

(a)	Any notice or communication given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.1	A copy of the constitutional documents of the Borrower or a certificate of an authorised signatory of the Borrower certifying that the constitutional documents previously delivered to the Bank for the purposes of the Original Finance Contract have not been amended and remain in full force and effect.

1.2	A copy of a resolution of the board of directors of the Borrower:

(a)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(b)	authorising a specified person or persons to execute this Agreement on its behalf;

(c)	recommending to the Borrower’s shareholder to approve the Articles Amendment;

(d)	authorising and/or ratifying the calling of an extraordinary general meeting of the shareholders of the Borrower (“EGM”) to approve the Articles Amendment and the issuance of the Preferred Shares to the Bank; and

(e)	subject to the approval of the shareholders at the EGM, approving the issuance of the Preferred Shares to the Bank.

1.3	A copy of the notice of the EGM and related proxy statement as filed by the Borrower with the SEC.

1.4	Evidence that the Borrower’s shareholders approved with the required majority the Articles Amendment and the issuance of the Preferred Shares to the Bank.

1.5	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

1.6	An Israeli legal opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Borrower, addressed to the Bank on the capacity of the Borrower, due execution of this Agreement and the legality, validity and enforceability of the conversion of the debt and issuance of the Preferred Shares.

1.7	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.8	A certificate from the Borrower (signed by a director) confirming that the amount to be borrowed, guaranteed or secured, as appropriate, of the Credit would not cause any limit to be exceeded for borrowing, guaranteeing, securing or other similar limit, which is binding on the Borrower.

1.9	Evidence of payment of all the fees and expenses as required under the Finance Documents.

1.10	A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents (as amended) or the validity and enforceability of the same.

1.11	Evidence that all required filings necessary for this Agreement, the issuance of the Preferred Shares and all other transactions contemplated by this Agreement have been made with the SEC and NASDAQ.

1.12	Evidence that the Preferred Shares have been issued by the Borrower to the Bank, in the form of an update to the Borrower’s share ledger (and an updated capitalisation table), delivery of a share certificate to the Bank for such shares and delivery of a notice to the Israeli Company’s registrar requesting an update in respect of such issuance and the Articles Amendment.

SCHEDULE 2

AMENDED FINANCE CONTRACT

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CLIFFORD CHANCE LLP

Contract numbers (FI No.): 88205

91305

Serapis No.: 2015-0572

EUROPEAN INVESTMENT BANK

AND

SCINAI IMMUNOTHERAPEUTICS LTD

AMENDED AND RESTATED FINANCE CONTRACT

BIONDVAX UNIVERSAL FLU VACCINE (IDFF)

DATED 19 JUNE 2017

AS AMENDED AND RESTATED ON 20 JUNE 2019 AND AS FURTHER AMENDED

ON 11 JANUARY 2021, 9 AUGUST 2022 AND 24 NOVEMBER 2023 AND AS

FURTHER AMENDED AND RESTATED ON THE EFFECTIVE DATE

- i -

Corporate Use

THIS CONTRACT is made on 19 June 2017, as amended and restated on the Effective Date and made between:

(1)	THE EUROPEAN INVESTMENT BANK having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the “Bank”); and

(2)	SCINAI IMMUNOTHERAPEUTICS LTD (formerly named: BIONDVAX PHARMACEUTICALS LTD.), a company incorporated in Israel with company registration number 51-343610-5, having its registered office at Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel (the “Borrower”).

WHEREAS:

(A)	The Borrower undertook a clinical research and development project in the area of infectious diseases (more specifically the M-001 universal flu vaccine) in several Member States of the European Union and in Israel as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (the “Investment”). The total cost of the Investment, as estimated by the Bank, is EUR 54,000,000.

(B)	The Bank, considering that the financing of the Investment falls within the scope of its functions, provided to the Borrower with a credit in an amount of EUR 24,000,000 under this Finance Contract (the “Contract”) to finance the Investment; provided that the amount of the loan hereunder shall not, in any case, exceed 50% of the cost of the Investment.

(C)	The Bank previously advanced to Borrower credit in the principal amount of EUR 24,000,000 in accordance with this Contract, all information and reports required to be submitted by the Borrower have been provided, and the Borrower has ceased work in the M-001 universal flu vaccine that was the subject of the Investment.

(D)	As at the date of this Agreement, the outstanding balance of the credit, together with accrued and unpaid interest thereon is EUR 26,635,880.51 (the “Outstanding Credit Amount”).

(E)	The Borrower has notified the Bank that it wishes to amend this Agreement to, amongst other things, reduce the amount of the Outstanding Credit Amount to EUR 250,000 (the “Remaining Loan”) pursuant to a loan restructuring agreement dated _____ August 2024 between the Borrower and the Bank pursuant to which the Outstanding Credit Amount owing to the Bank under the Contract (other than the Remaining Loan) shall be converted into Preferred Shares in the Borrower which shall be issued to the Bank (the “Loan Restructuring Agreement”).

(F)	The Credit fell under a joint initiative between the Bank and the European Commission, which is intended as a new Bank financing instrument, to finance inter alia research projects and research infrastructure under the Horizon 2020 framework programme of the European Union for Research and Technological Development (2014-2020) (Horizon 2020 Framework EU Programme).

(G)	The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

Corporate Use

(H)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its Transparency Policy, the purpose of which is to enhance the accountability of the EIB group towards its stakeholders and the citizens of the European Union in general.

(I)	The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

It is hereby agreed as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1	Interpretation

In this Contract:

1.1.1	References to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract.

1.1.2	References to a provision of law are references to that provision as amended or re-enacted.

1.1.3	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

1.2	Definitions

In this Contract:

“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).

“ADS” means American depositary shares of the Borrower, representing ordinary shares, no par value, with the rights and privileges as set out in the Borrower’s Articles of Association.

“Annual Financial Statements” means the audited financial statements of the Borrower, prepared in accordance with U.S. GAAP.

“Articles Amendment” means the amendment to the Borrower’s articles of association in respect of, amongst other things, the creation of Preferred Shares in form and substance satisfactory to the Bank, that has been approved as a condition precedent pursuant to paragraph 1.4 of Schedule 1 (Conditions Precedent) of the Loan Restructuring Agreement.

Corporate Use

“Articles of Association” means the articles of association of the Borrower, as amended from time to time.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means a person authorised to sign individually or jointly on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank.

“Business Day” means for EUR, a day on which real time gross settlement system operated by the Eurosystem (T2), or any successor system, is open for settlement of payments in EUR.

“Change-of-Control Event” means any person or group of persons acting in concert gains Control of the Borrower or of any entity directly or ultimately controlling the Borrower.

“Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair the Borrower’s ability to perform its obligations under the Finance Documents.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule B.

“Contract Number” shall mean the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters “FI N°”.

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Conversion Amount” has the meaning given to it in Article 2.1 (Amount of Credit).

“Credit” has the meaning given to it in Article 2.1 (Amount of Credit).

“Delisting Event” means any action or step is taken in relation to the delisting of the Borrower from the NASDAQ Stock Market.

“Dispute” has the meaning given to it in Article 10.2.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

Corporate Use

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Effective Date” has the meaning given to it in the Loan Restructuring Agreement.

“Environment” means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Approval” means any Authorisation required by Environmental Law.

“Environmental Claim ” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means European Union law, including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.

“EURIBOR” has the meaning given to it in Schedule B (Definition of EURIBOR).

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Event of Default” means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

“Finance Documents” means this Contract and the Security Agreement, each as amended and restated from time to time.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease.

“Financial Year” means the annual accounting period of the Borrower or the Partner, as relevant, ending on its accounting reference date.

Corporate Use

“Financing of Terrorism” means the provision or collection of funds, by any means, directly or indirectly, with the intention that they should be used or in the knowledge that they are to be used, in full or in part, in order to carry out any of the offences listed in the Directive (EU) 2017/541 of the European Parliament and of the Council of 15 March 2017 on combating terrorism and replacing Council Framework Decision 2002/475/JHA and amending Council Decision 2005/671/JHA (as amended, replaced or re-enacted from time to time).

“Horizon 2020 Framework EU Programme” has the meaning given in Recital (C).

“Horizon 2020 Legal Basis” means the Regulation 1291/2013 of the European Parliament and of the Council of 11 December 2013 establishing Horizon 2020 and Council Decision of 3 December 2013 establishing the specific programme implementing Horizon 2020.

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“InnovFin Infectious Diseases Finance Facility” means a thematic pilot product under InnovFin (EU Horizon 2020 resources) for the financing of R&D activities targeting the development of vaccines, treatments and medical devices for infectious diseases.

Corporate Use

“Intellectual Property Rights” means:

(a)	intellectual property of every designation (including, without limitation, patents, utility patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, which may now or in the future subsist) whether capable of registration or not; and

(b)	the benefit of all applications and rights to use such assets of the Borrower (which may now or in the future subsist).

“Investment” has the meaning given to that term in Recital (A).

“Israeli Companies Law” means the Israeli Companies Law, 1999 and any regulations and orders promulgated thereunder.

“Israeli Insolvency Law” means the Israeli Insolvency and Economic Rehabilitation Law, 2018 and any regulations and orders promulgated thereunder.

“List of Authorised Signatories and Accounts” means a list, in form and substance satisfactory to the Bank, setting out: (i) the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority, (ii) the specimen signatures of such persons, and (iii) the name of the account beneficiary, IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account(s) to which payments may be made under this Contract.

“Loan” means the aggregate amount disbursed from time to time by the Bank under this Contract.

“Loan Restructuring Agreement” has the meaning given to the term in Recital (E).

“Material Adverse Change” means, any event or change of condition, which, in the opinion of the Bank has a material adverse effect on:

(a)	the ability of the Borrower to perform its obligations under the Finance Documents;

(b)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents.

“Maturity Date” means 31 December 2031.

“Merger Event” means any amalgamation, demerger, merger or corporate reconstruction in relation to the Borrower.

Corporate Use

“Money Laundering” means:

(a)	the conversion or transfer of property, knowing that such property is derived from criminal activity or from an act of participation in such activity, for the purpose of concealing or disguising the illicit origin of the property or of assisting any person who is involved in the commission of such activity to evade the legal consequences of his action;

(b)	the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of property, knowing that such property is derived from criminal activity or from an act of participation in such activity;

(c)	the acquisition, possession or use of property, knowing, at the time of receipt, that such property was derived from criminal activity or from an act of participation in such activity; or

(d)	participation in, association to commit, attempts to commit and aiding, abetting, facilitating and counselling the commission of any of the actions mentioned in the foregoing points.

“NanoAb Technology” means the utilization of VHH antibodies in the treatment and /or diagnosis of diseases.

“Non -EIB Financing” includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower for a term of more than 3 (three) years.

“Outstanding Credit Amount” has the meaning given to the term in Recital (D).

“Partner” means the counterparty to the Borrower in a Pharma Partnership Agreement.

“Party” means a party to this Agreement.

“Payment Date” means the Maturity Date and any Prepayment Date, save that, in case any such date is not a Relevant Business Day, it means the following Relevant Business Day, except for those cases where repayment is made in a single instalment, when the preceding Relevant Business Day shall apply instead to this single instalment.

“Permitted Guarantees” means each and every guarantee permitted in accordance with Paragraph 14 of Schedule D.

“Permitted Hedging” has the meaning given to such term in Paragraph 15 of Schedule D.

“Permitted Indebtedness” means Indebtedness of the Borrower which is permitted in accordance with Paragraph 13 of Schedule D.

“Permitted Security” means Security of the Borrower which is permitted in accordance with Paragraph 20(c) of Schedule D.

Corporate Use

“Pharma Partnership Agreement” is an agreement through which the Borrower enters into an arrangement with other parties with the common aim of developing further and/or commercialising (monetising) the Borrower’s NanoAb Technology.

“Preferred Shares” means preferred shares of the Borrower, no par value, with the rights and privileges as set out in the Borrower’s Articles of Association.

“Prepayment Amount” means the amount of the Loan to be prepaid by the Borrower in accordance with Articles 5.2, 5.3 or 9.1.

“Prepayment Date” means the date, which shall be a Payment Date, on which the Borrower proposes to effect prepayment of a Prepayment Amount.

“Prepayment Event” means any of the events described in Article 5.3 (Compulsory Prepayment).

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 5.2.3.

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 5.2.1.

“Prohibited Conduct” means any Financing of Terrorism, Money Laundering or Prohibited Practice.

“Prohibited Practice” means any:

(a)	Coercive Practice, meaning the impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of a party to influence improperly the actions of a party;

(b)	Collusive Practice, meaning an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party;

(c)	Corrupt Practice, meaning the offering, giving, receiving or soliciting, directly or indirectly, of anything of value by a party to influence improperly the actions of another party;

(d)	Fraudulent Practice, meaning any act or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party in order to obtain a financial (including, for the avoidance of taxation related) or other benefit or to avoid an obligation;

(e)	Obstructive Practice, meaning in relation to an investigation into a Coercive, Collusive, Corrupt or Fraudulent Practice in connection with the Loan or the Investment, (a) destroying, falsifying, altering or concealing of evidence material to the investigation or making false statements to investigators, with the intent to impede the investigation; (b) threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (c) acts intending to impede the exercise of the EIB Group’s contractual rights of audit or inspection or access to information;

Corporate Use

(f)	Tax Crime, meaning all offences, including tax crimes relating to direct taxes and indirect taxes and as defined in the national law of Israel, which are punishable by deprivation of liberty or a detention order for a maximum of more than one year; or

(g)	Misuse of EIB Group Resources and Assets, meaning any illegal activity committed in the use of the EIB Group’s resources or assets (including the funds lent under this Contract) knowingly or recklessly.

“Relevant Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

“Relevant Person” means with respect to the Borrower, any member of its management bodies; or any person acting for it, on its behalf or under its control, having the power to give directions and/or exercise control with respect to the Credit, the Loan or the Investment.

“Repeating Representations” means each of the representations set out in Schedule B (Representations and Warranties) other than those Paragraphs thereof which are identified with the words “(Non-repeating)” at the end of the Paragraphs.

“Sanctioned Person” means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled, directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions).

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented or enforced from time to time by any of the following:

(a)	the United Nations including, inter alia, the United Nations Security Council;

(b)	the European Union including, inter alia, the Council of the European Union and the European Commission, and any other competent bodies/institutions or agencies of the European Union;

(c)	the government of the United States of America, and any department, division, agency, or office thereof, including, inter alia, the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce; and

(d)	the government of the United Kingdom, and any department, division, agency, office or authority, including, infer alia, the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Department for International Trade of the United Kingdom.

Corporate Use

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement” means the Israeli law document creating a floating charge over all assets of the Borrower, excluding the assets subject to the YEDA Licence Agreement, and a fixed charge over all of the Borrower’s unissued share capital and goodwill in favour of the Bank and dated 22 May 2018 as amended on 24 June 2019, as amended on 9 August 2022 and as may be further amended and restated from time to time and as registered on the Borrower’s extract at the Israeli Registrar of Companies as pledge no. 4.

“Senior Management Change” means that Amir Reichman and Mark Germain has ceased to be actively involved in the management of the Borrower without the Bank having given its prior written consent to such a change.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to it in 8.1.

“Technical Description” has the meaning given to it in Recital (A).

“Tradeable Securities” means 6,302,000 Biondvax Option No. 5 traded on the Tel-Aviv Stock Exchange (security number 1130400).

“U.S. GAAP” means generally accepted accounting principles in the United States as set forth in the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable as of the date of determination, consistently applied.

“Vaccine” means the M-001 universal flu vaccine, as more particularly described in the Technical Description.

“VAT” means the Israeli value added tax imposed pursuant to the Israel Value Added Tax Law of 1975 (including any successor law).

“Voluntary Non-EIB Prepayment” means a voluntary prepayment by the Borrower (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing where:

(a)	such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility);

(b)	such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid; or

(c)	following such prepayment the aggregate of the outstanding Loan and any other direct loans from the Bank to the Borrower constitutes more than 100% of the then aggregate outstanding Non-EIB Financing to the Borrower.

Corporate Use

2.	CREDIT AND DISBURSEMENTS

2.1	Amount of Credit

By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 250,000 (the “Credit”).

2.2	Disbursements

The Parties acknowledge that the Credit has already been disbursed.

3.	THE LOAN

3.1	Amount of Loan

The Loan shall comprise the aggregate amount disbursed by the Bank under the Credit.

3.2	Currency of repayment and other charges

3.2.1	Repayments and other charges payable in respect of the Loan shall be made by the Borrower in EUR.

3.2.2	Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

4.	REMUNERATION

4.1	Remuneration

The Loan is not remunerated.

4.2	Interest on overdue sums

4.2.1	Without prejudice to Article 9 (Events of Default), if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to EURIBOR plus 2% (two hundred basis points) and shall be payable in accordance with the demand of the Bank.

4.2.2	For the purpose of determining EURIBOR in relation to this Article 4.2 (Interest on overdue sums), the relevant periods within the meaning of Schedule B (Definition of EURIBOR) shall be successive periods of one month commencing on the due date.

4.2.3	If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.

Corporate Use

5.	REPAYMENT

5.1	Normal repayment

The Borrower shall repay the Loan, together with all other amounts outstanding under this Contract in relation to the Loan in a single instalment on the Maturity Date.

5.2	Voluntary prepayment

5.2.1	Prepayment option

(a)	Subject to Articles 5.2.2 and 5.4 (General), the Borrower may, in its sole discretion, prepay all or part of the Loan, upon giving a Prepayment Request with at least 1 (one) months’ notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date and (iii) the Contract Number.

(b)	The Prepayment Request may not be revoked or altered.

5.2.2	Redemption of Preferred Shares

If the Borrower elects to prepay the Loan under this Article 5.2, the Borrower shall on or prior to the proposed Prepayment Date and as condition to such prepayment, redeem all of the Preferred Shares that are outstanding, in accordance with the Borrower’s Articles of Association and in particular Article 143 thereof.

5.2.3	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the redemption amount of the Preferred Shares outstanding on the Prepayment Date and the deadline by which the Borrower may accept the Prepayment Notice. The Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the redemption of the Preferred Shares, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.

Corporate Use

5.3	Compulsory prepayment

5.3.1	Change Events

The Borrower shall promptly inform the Bank if:

(a)	a Change-of-Control Event has occurred or is likely to occur in respect of itself;

(b)	a Change-of-Law Event has occurred or is likely to occur;

(c)	a Senior Management Change has occurred or is likely to occur;

(d)	a Merger Event has occurred or is likely to occur; or

(e)	a Delisting Event has occurred or is likely to occur.

In such case, or if the Bank has reasonable cause to believe that such an event has occurred or is likely to occur, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the Bank is of the opinion that the effects of such event cannot be mitigated to its satisfaction, or in any event if a Change-of-Control Event, Change-of-Law Event, Senior Management Change, Merger Event or Delisting Event has actually occurred, the Bank may by notice to the Borrower, demand prepayment of the Loan together with all other amounts accrued or outstanding under this Contract. For the avoidance of doubt, the Borrower shall not be required to redeem the outstanding Preferred Shares as a result of such a prepayment of the Loan.

5.3.2	Illegality

If it becomes unlawful in any applicable jurisdiction, or it becomes or is likely to become contrary to any Sanctions, for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately demand prepayment of the Loan, together with all other amounts accrued or outstanding under this Contract.

5.3.3	Disposals

If the Borrower disposes of assets forming part of the Investment, without the approval of the Bank in accordance with paragraph 7(b) (Disposal of assets) of Schedule D, the Borrower shall apply all proceeds of such disposal to prepay the Loan (in part or in whole) on the Payment Date following receipt of such proceeds. For the avoidance of doubt, entry by the Borrower into Pharma Partnership Agreements shall not constitute a disposal of assets under this Article 5.3.3.

5.3.4	Pari Passu to Non-EIB Financing

If:

(a)	A Voluntary Non-EIB Prepayment has occurred; or

Corporate Use

(b)	(i) a Voluntary Non EIB Prepayment is likely to occur and (ii) the Bank has requested a consultation in respect of such Voluntary Non EIB Prepayment and at least 30 (thirty) days have passed since the date of such request, the Bank may, by notice to the Borrower, demand prepayment of the outstanding Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate amount of all Non-EIB Financing.

5.3.5	Prepayment mechanics

Any sum demanded by the Bank pursuant to Article 5.3 shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.2).

5.4	General

5.4.1	A repaid or prepaid amount may not be reborrowed.

5.4.2	If the Borrower prepays the Loan on a date other than a relevant Payment Date, the Borrower shall pay the Bank an administrative fee as notified by the Bank.

5.4.3	If the Borrower attempts to prepay the Loan other than in accordance with this Article 5:

(a)	the Bank may refuse to accept such prepayment; and, if such prepayment is received in breach of this provision; and

(b)	the Bank may return the amount of such purported prepayment to the Borrower’s account specified in the List of Authorised Signatories and Accounts without any liability to the Bank,

and, where the Bank exercises such option, each of the Bank and the Borrower agrees that the Loan will not have been discharged and all provisions of the Finance Documents remain in full force and effect, save that the Borrower will be in breach of the provision of this Article 5.

6.	PAYMENTS

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on, in respect of interest and indemnities due under the Loan, a year of three hundred and sixty (360) days and a month of thirty (30) days.

6.2	Time and place of payment

6.2.1	If neither this Contract nor the Bank’s demand specifies a due date, all sums are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

Corporate Use

6.2.2	Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank:	European Investment Bank

City	Luxembourg

Account Number:	LU92 9980 0000 0000 0001

Swift Code/BIC:	BEILLULLXXX

Remark:	/RT or direct via TARGET2 (DVT),

or such other account notified by the Bank to the Borrower.

6.2.3	The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.

6.2.4	Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. Any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.

6.3	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

6.4	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

6.4.1	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

6.4.2	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in Article 6.4.1 above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

6.4.3	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4.

Corporate Use

6.5	Application of sums received

6.5.1	General

Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.

6.5.2	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(a)	first, any unpaid fees, costs, indemnities, expenses and accrued default interest due but unpaid under this Contract;

(b)	secondly, any principal due but unpaid under this Contract; and

(c)	thirdly, any other sum due but unpaid under this Contract.

7.	BORROWER UNDERTAKINGS AND REPRESENTATIONS

7.1	The Borrower makes the representations and warranties set out in Schedule B (Representations and Warranties) to the Bank on the date of this Agreement.

7.2	The Repeating Representations are deemed to be made by the Borrower on the date of each anniversary of the Effective Date and each Payment Date by reference to the facts and circumstances then existing.

7.3	The undertakings in Schedule D (General Undertakings) and Schedule E (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under this Contract.

8.	CHARGES AND EXPENSES

8.1	Taxes, duties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions or Taxes whatsoever (“Tax Deduction”), provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any Tax Deduction, it will gross up the payment to the Bank so that after making the Tax Deduction, the net amount received by the Bank is equivalent to the sum due.

Corporate Use

8.2	VAT

Any and all payments made by the Borrower under any Finance Document shall be exclusive of VAT.

8.3	Other charges

The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement, preservation of rights under and termination of the Finance Documents or any related document, any amendment, supplement or waiver in respect of the Finance Documents or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

8.4	Increased costs, indemnity and set-off

8.4.1	The Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

8.4.2	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

8.4.3	The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

9.	EVENTS OF DEFAULT

9.1	Right to demand repayment

The Bank may demand (in writing) immediate repayment by the Borrower of all or part of the outstanding Loan (as requested by the Bank) and all other accrued or outstanding amounts under this Contract, if:

(a)	any amount payable pursuant to this Contract is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

Corporate Use

(b)	any information or document given to the Bank by or on behalf of the Borrower or any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to this Contract is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	following any default of the Borrower in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i)	the Borrower is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

(d)	the Borrower is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition or an arrangement (“Hesder”) with its creditors including a moratorium and/or a stay of proceedings (“Ikuv Halichim”) as such terms are determined under the Israeli Companies Law or the Israeli Insolvency Law, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness, provided that, the Borrower may follow the procedure under section 350 of the Israeli Companies Law in relation to making an amendment to the terms of its Tradeable Securities (“Special Tradeable Securities Amendment”) if all of the following conditions are met (as determined in the Lender’s absolute discretion):

(i)	the Bank’s prior written consent is obtained to such amendment;

(ii)	the amendment (including the proceedings to obtain the amendment) would not cause the amounts payable under the Tradeable Securities to become due and payable prior to their specified maturity or allow any creditor to become entitled to declare such amounts as due and payable prior to their specified maturity;

(iii)	the amendment (including the proceedings to obtain the amendment) would not cause any Security granted in relation to the Tradeable Securities to become enforceable wholly or partially;

(iv)	the amendment (including the proceedings to obtain the amendment) would not be detrimental to the Borrower and would not worsen the existing commercial terms of the Tradeable Securities in a way that would be adverse to the Borrower (for example by increasing the interest rate, shortening the term for payment or the weighted average life for payments and requiring additional Security); and

Corporate Use

(v)	at the time of granting the amendment, the Borrower is solvent and there are no reasonable concerns relating to the Borrower’s ability to pay its debts as they fall due;

(e)	any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness (including a stay of proceedings) (“Ikuv Halichim”) as such terms are determined under the Israeli Companies Law or the Israeli Insolvency Law, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made for commencing proceedings (“Tzav le-Ptichat Halichim”) or an effective resolution is passed for the winding up of the Borrower, in each case, that is not dismissed, discharged, or terminated within 14 Business Days, or if the Borrower takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law, provided that, the Borrower may make a Special Tradeable Securities Amendment to the extent that all of the conditions specified in Article 9.1(d)(i) to (d)(v) (inclusive) above are met (as determined in the Lender’s absolute discretion);

(f)	an encumbrancer takes possession of, or a receiver, trustee, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower or any property forming part of the Investment, in each case, that is not dismissed or terminated within 14 Business Days;

(g)	the Borrower defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)	the Borrower defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

(i)	any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower or any property forming part of the Investment and is not discharged or stayed within 14 (fourteen) Business Days;

(j)	a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(k)	it is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents, or any Finance Document is not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms;

(l)	upon the conversion of any Preferred Shares, the Borrower is unable to deliver the corresponding number of ADSs to the Bank;

Corporate Use

(m)	trading in the Borrower’s ADSs on the NASDAQ Stock Market has been or is likely to be suspended, or a Delisting Event has occurred; or

(n)	the Borrower fails to comply with any other provision under the Finance Documents, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

For the avoidance of doubt, the Borrower shall not be required to redeem the outstanding Preferred Shares as a result of any of the aforementioned Events of Default.

9.2	Other rights at law

Article 9.1 (Right to demand repayment ) shall not restrict any other right of the Bank at law to require prepayment of the Loan.

9.3	Non-Waiver

No failure or delay or single or partial exercise by either party in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy of such party. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

10.	LAW AND JURISDICTION, MISCELLANEOUS

10.1	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

10.2	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 10.2 is for the benefit of the Bank only. As a result and notwithstanding Article 10.2(a) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

Corporate Use

10.3	Agent of Service

Without prejudice to any other mode of service allowed under any relevant law, the Borrower hereby irrevocably appoints Goldfarb Gross Seligman & Co. as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process. The Borrower agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

The Bank hereby appoints The Securities Management Trust Company of 8 Lothbury, London EC2 7HH to be its agent for the purpose of accepting service of legal process.

10.4	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

10.5	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.6	Third party rights

A person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Contract.

10.7	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.8	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

10.9	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

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10.10	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

11.	FINAL CLAUSES

11.1	Addresses

The address and electronic mail address (and the department for whose attention the communication is to be made) of each Party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: PMM/TM/EGC/LSB

100 boulevard Konrad Adenauer
L-2950 Luxembourg

Email address: pmm-tm-assistants@eib.org

For the Borrower	Attention: Department/Division

Scinai Immunotherapeutics Ltd
Jerusalem BioPark, 2nd Floor
Hadassah Ein Kerem Campus
Jerusalem, Israel

Email address: info@scinai.com

The Bank and the Borrower shall promptly notify the other Party in writing of any change in their respective communication details.

11.2	Form of notice

11.2.1	Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

11.2.2	Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(a)	on the date of delivery in relation to a hand-delivered or registered letter; or

(b)	in the case of any electronic mail only when such electronic mail is actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose.

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11.2.3	Any notice provided by the Borrower to the Bank by electronic mail shall:

(a)	mention the Contract Number in the subject line; and

(b)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by an Authorised Signatory with individual representation right or by two or more Authorised Signatories with joint representation right of the Borrower as appropriate, attached to the electronic mail.

11.2.4	Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

11.2.5	Without affecting the validity of electronic mail or facsimilie or communication made in accordance with this Article 11 (Final Clauses), the following notices, communications and documents shall also be sent by registered letter to the relevant Party at the latest on the immediately following Business Day:

(a)	any notices and communication in respect of any Prepayment Request, Prepayment Notice, Event of Default, or any demand for prepayment; and

(b)	any other notice, communication or document required by the Bank.

11.2.6	The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

11.3	English language

(a)	Any notice or communication given under or in connection with this Contract must be in English.

(b)	All other documents provided under or in connection with this Contract must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in three originals in the English language.

This Contract has been entered into on the date stated at the beginning of this Contract.

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SCHEDULE A

INVESTMENT SPECIFICATION AND REPORTING

PART A

TECHNICAL DESCRIPTION

A.1.	TECHNICAL DESCRIPTION

Purpose, Location

This project concerns the late development phase of BiondVax universal flu vaccine (M -001), designed to provide increased multi-season and multi -strain protection against all human influenza virus strains. The development phase of this vaccine should last until 2020. The Borrower expects to enter the registration phase thereafter with the aim to launch the vaccine in 2021.

Description

The project is composed of two main components, namely 1) the pivotal, multicentre phase 3 trial to assess the safety and clinical efficacy of the vaccine in adults and elderly 2) CMC-development activities related to scale-up and optimization with a selected CMO, and manufacturing and release of phase III clinical batches, whether via selected CMOs and/or in-house manufacturing plant expected to be established in Israel.

Calendar

The project will be implemented in the period 2017-2021.

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PART B

INFORMATION DUTIES

A.2.	PROJECT INFORMATION TO BE SENT TO THE BANK AND METHOD OF TRANSMISSION

1.	Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Financial Contact
Company	Scinai Immunotherapeutics Ltd
Contact person	Ron Babecoff
Title	President, CEO, Director
Function / Department financial and	Finance Department
technical
Address	Scinai Immunotherapeutics Ltd
Jerusalem BioPark, 2nd Floor
Hadassah Ein Kerem Campus
Jerusalem, Israel
Phone	+ 972-8-9302529
Fax	+ 972-8-9302531
Email	info@scinai.com

The above-mentioned contact person is the responsible contacts for the time being.

The Borrower shall inform the Bank immediately in case of any change.

2.	Information on specific subjects

The Borrower shall deliver to the Bank the following information at the latest by the deadline indicated below.

Document / information	Deadline

N/A

3.	Information on the project’s implementation

The Borrower shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below:

Document / information	Deadline	Frequency of
reporting
Project Progress Report	6 weeks after the	Semi-annual
● A brief update on the Technical	end of the half-year
Description, explaining the reasons	reporting, starting
for significant changes vs. initial	with the half-year
scope, if any;	following signature
of the finance
contract

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Document / information		Deadline	Frequency of
reporting
●	Update on the date of completion of
the project, explaining reasons for
delays, if any;
●	Update on the cost of the project,
explaining reasons for cost
variations vs. initial budgeted cost, if
any;
●	A description of any major issue
with impact on the environment
including the social environment, if
any;
●	Update and comments on significant
market developments related to the
vaccine and other pipeline products,
including competitive and marketing
measures for the different usage;
●	Significant issues or risks that have
occurred and/or might affect the
project’s implementation, if any;
●	Ongoing or foreseeable legal action
concerning the project, if any.

Investment cost split:

Project costs	2017	2018	2019	2020	2021	Total
Phase III clinical study – primer for elderly	1.13	6.00	7.88	17.00	1.99	34.00
Subtotal clinical trial	1.13	6.00	7.88	17.00	1.99	34.00
CMC (IO to support NV)	4.73	2.55	4.72	–	–	12.00
Regulatory approval	0.26	0.58	0.61	0.45	0.10	2.00
Total Operational Costs	6.12	9.13	13.21	17.45	2.09	48.00
Overheads	1.13	1.50	1.50	1.50	0.38	6.00
Total costs	7.25	10.63	14.71	18.95	2.47	54.00

4.	Information on the end of works

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of
delivery
to the Bank

Project Completion Report, including:	30 June 2022

● A final Technical Description of the project as completed, explaining the reasons for significant changes compared to
the Technical Description in A.1, if any;

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Document / information		Date of
delivery
to the Bank

●	The date of completion of the project, explaining reasons for delays, if any;
●	The final cost of the project, explaining reasons for cost
variations vs. initial budgeted cost, if any;
●	Employment effects of the project: man-years required
during implementation as well as permanent new jobs
created;
●	Please describe the company’s project portfolio, with a focus on developments within the project period compared to plan,
including status on implementation of pilot plant and related research and development pipeline and status thereof.
●	A description of any major issue with impact on the
environment or social impacts;
●	Update on procurement procedures used;
●	Update on significant market developments and marketing
measures for the marketed cartridges;
●	Any significant issue that has occurred and any significant
risk that may affect the project’s operation;
●	Any legal action concerning the project that may be on-
going.

Language of reports	English

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SCHEDULE B

DEFINITION OF EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).

For the purposes of paragraphs (a) to (c) above:

(i)	“available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii)	“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11:00 a.m., Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately11:00 a.m., Brussels time on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period. The Bank shall inform the Borrower without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

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If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If the Screen Rate becomes permanently unavailable and no EURIBOR replacement rate is formally recommended as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

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SCHEDULE C

FORM OF COMPLIANCE CERTIFICATE

To:	European Investment Bank

From:	Scinai Immunotherapeutics Ltd.

Date:

Subject:
Finance Contract between European Investment Bank and BiondVax Pharmaceuticals Ltd. dated 19 June 2017, as amended and restated on 20 June 2019, and as further amended on 11 January 2022, 9 August 2022 and 24 November 2023 and on [______] 2024 (the “Finance Contract”)

FI number 88205 Serapis number 2015-0572

Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.

We hereby confirm:

(a)	[insert information regarding asset disposal];

(b)	[no security of the type prohibited under Paragraph 20 of Schedule D has been created or is in existence;]

(c)	[no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived. [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it]].

Yours faithfully,

For and on behalf of Scinai Immunotherapeutics Ltd.

[director]	[director]

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SCHEDULE D

REPRESENTATIONS AND WARRANTIES

1.	Authorisations and Binding Obligations

(a)	It is duly incorporated and validly existing as a company with limited liability under the laws of Israel.

(b)	It has the power to carry on its business as it is now being conducted and to own its property and other assets, and has the power to execute, deliver and perform its obligations under the Finance Documents and it has taken all necessary action to authorise its execution, delivery and performance of the Finance Documents and the transactions contemplated by the Finance Documents.

(c)	It is not a company in breach (“hevra meferah”) as such term is defined in the Israeli Companies Law and neither has it received notice that it is expected to be registered as such.

(d)	It has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(e)	The execution and delivery of, the performance of its obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:

(i)	any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii)	any provision of its constitutional documents.

(f)	The obligations expressed to be assumed by the Borrower in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

2.	No default or other adverse event

(a)	There has been no Material Adverse Change since the Effective Date.

(b)	No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

3.	No proceedings

(a)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency, which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award.

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(b)	To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it.

(c)	As at the date of this Contract, the Borrower has not taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against it for its insolvency, winding up or dissolution, or for the Borrower to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

4.	Security

It is the sole legal and beneficial owner and has good title to the assets which it charges or purports to charge pursuant to all Security granted or to be granted by the Borrower in favour of the Bank pursuant to the Security Agreement. At the date of this Contract, aside from the pledges granted by the Borrower in favour of Bank Leumi Israel B.M. and numbered 1 and 2 on the register of the Borrower at the Israel Registrar of Companies, no Security exists over all or any of the present or future assets of the Borrower. The Security Agreement validly creates the Security which is expressed to be created by the Security Agreement and evidences the Security it is expressed to evidence, and such Security has or will have first ranking priority and is not subject to any prior ranking or pari passu Security.

5.	Ranking

(a)	Its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b)	No financial covenants have been concluded with any other creditor of the Borrower.

(c)	No Voluntary Non EIB Prepayment has occurred.

6.	Compliance with laws and Anti-Corruption

(a)	It is in compliance with all applicable laws and regulations, including any applicable anti-corruption, sanctions and anti-money laundering legislation.

(b)	It is in compliance with the terms of its grants from the Israel Innovation Authority and it is in compliance with the Israel Encouragement of Research and Development Law, 1984.

(c)	To the best of its knowledge, no funds invested in the Investment by the Borrower or by its controlling entities are of illicit origin, including products of money laundering or linked to the financing of terrorism.

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7.	Accounting and Tax

(a)	The latest available Annual Financial Statements have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower.

(b)	The Accounting Reference Date of the Borrower is 31 December.

(c)	It is not required to make any Tax Deduction from any payment it may make under the Finance Documents. (Non-repeating)

(d)	All Tax returns required to have been filed by it or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e)	It has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f)	With respect to Taxes which have not fallen due or which it is contesting, it is maintaining reserves adequate for their payment and in accordance, where applicable, with U.S. GAAP.

(g)	Under the laws of Israel it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in Israel or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents, other than in respect of registration of the Security Agreement with the Israel Registrar of Companies (within 21 days of execution thereof). (Non-repeating)

(h)	All necessary public filings and reports have been duly and timely filed with any stock exchange on which the Borrower’s securities are listed, and the Borrower is in compliance with the rules and regulations of such stock exchange.

8.	Information provided

(a)	Any factual information provided by the Borrower for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The Borrower owns no equity and/or shares in any other business entity. (Non-repeating)

(c)	As at the date of this Contract, the Borrower complies with the eligibility and exclusion criteria set out in the Horizon 2020 Framework EU Programme to be the beneficiary of the Credit as such criteria are listed in the InnovFin Infectious Diseases Finance Facility. (Non-repeating)

9.	No indebtedness

The Borrower has no Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating)

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10.	Israel Innovation Authority Funding

As at the date of this contract, the Borrower has received funding in the amount of approximately USD 6.2 million from the Israel Innovation Authority.

11.	No Immunity

Neither it, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

12.	Pensions

The pension schemes for the time being operated by the Borrower (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

13.	Sanctions

None of the Borrower and any Relevant Person:

(a)	is a Sanctioned Person, or

(b)	is in breach of any Sanctions.

It is acknowledged and agreed that the representations set out in this paragraph 13 are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.

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SCHEDULE E

GENERAL UNDERTAKINGS

1.	Use of Loan

The Borrower shall use all amounts borrowed by it under the Loan to carry out the Investment.

The Borrower shall ensure that the funds required under 2.1 are expended, to the extent required, on the financing of the Investment.

2.	Completion of Investment

The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

3.	Procurement procedure

The Borrower shall secure goods and services for the Investment (a) in so far as they apply to it or to the Investment, in accordance with European Union law in general and in particular with the relevant European Union Directives and (b) in so far as European Union Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

4.	Compliance with laws

The Borrower shall:

(i)	comply in all respects with all laws and regulations to which it or the Investment is subject;

(ii)	file and make all reports with any stock exchange on which the Borrower’s securities are listed, within the required timeframe as required under the rules and regulations of such stock exchange, and shall comply at all times with such rules and regulations; and

(iii)	comply with the terms of its grants from the Israel Innovation Authority and the Israel Encouragement of Research and Development Law, 1984.

5.	Environment

(a)	The Borrower shall:

(i)	implement and operate the Investment in compliance with Environmental Law;

(ii)	obtain, maintain and comply with requisite Environmental Approvals for the Investment,

and upon becoming aware of any breach of this Paragraph 5:

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(i)	the Borrower shall promptly notify the Bank;

(ii)	the Borrower and the Bank will consult for up to 15 Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(iii)	the Borrower shall remedy the breach within 30 Business Days of the end of the consultation period.

6.	Integrity

Prohibited Conduct

(a)	The Borrower:

(i)	shall not engage in any Prohibited Conduct in connection with the Investment, any tendering procedure for the Investment, or any transaction contemplated by the Contract;

(ii)	undertakes to take such action as the Bank shall reasonably request to investigate or terminate any alleged or suspected occurrence of any Prohibited Conduct in connection with the Investment;

(iii)	undertakes to ensure that contracts financed by this Loan include the necessary provisions to enable the Borrower to investigate or terminate any alleged or suspected occurrence of any Prohibited Conduct in connection with the Investment.

Sanctions

(b)	The Borrower shall not directly or indirectly:

(i)	enter into a business relationship with, and/or make any funds and/or economic resources available to, and/or the benefit of any Sanctioned Person in connection with the Investment;

(ii)	use all or part of the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any person in any manner that would result in a breach by itself and/or by the Bank of any Sanctions, or

(iii)	fund all or part of any payment under this Contract out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions, or in any manner that would result in a breach by itself and/or by the Bank of any Sanctions.

It is acknowledged and agreed that the undertakings set out in this Article 6.12(b) are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable antiboycott rule of the EU such as Regulation (EC) 2271/96.

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Relevant Persons

(c)	The Borrower shall undertake to take within a reasonable timeframe appropriate measures in respect of any Relevant Person who is the subject of a final and irrevocable court ruling in connection with Prohibited Conduct perpetrated in the course of the exercise of their professional duties, in order to ensure that such Relevant Person is excluded from any of the activities in relation to the Loan and to the Investment.

7.	Disposal of assets

(a)	Except as provided below, the Borrower shall not, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of the Borrower’s business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b)	Paragraph (a) above does not apply to any such disposal:

(i)	made with the prior written consent of the Bank;

(ii)	made on arm’s length terms in the ordinary course of business of the Borrower;

(iii)	made on arm’s length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv)	made on arm’s length terms in exchange for other assets comparable or superior as to type, value and quality;

(v)	constituted by a licence of Intellectual Property Rights;

(vi)	made in relation to non-material assets which have depreciated to less than 25% of their initial value or which are obsolete;

(vii)	excluding any disposal otherwise permitted under (ii) to (vi) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) 10% of Total Assets during any Financial Year, and (y) 25% of Total Assets during the term of the Credit; or

(viii)	arising as a result of Permitted Security,

provided that the disposal is not of assets forming part of the Investment, which may not be disposed of unless the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal. For the avoidance of doubt, entry by the Borrower into Pharma Partnership Agreements shall not constitute a disposal of assets under this Paragraph 7.

For the purposes of this section, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

8.	Maintenance of assets

The Borrower shall maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.

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9.	Insurances

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

10.	Change in business

The Borrower shall procure that no substantial change is made to the general nature business of the Borrower from that carried on at the date of this Contract.

11.	Books and records

The Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, including expenditures in connection with the Investment, in accordance with U.S. GAAP as in effect from time to time.

12.	Acquisitions

The Borrower shall not invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition with the prior written consent of the Bank.

13.	Indebtedness

The Borrower shall not incur any Indebtedness, save for Indebtedness incurred:

(i)	with the prior written consent of the Bank;

(ii)	under this Contract;

(iii)	under any finance or capital leases of equipment if the aggregate liability in respect of the equipment leased does not at any time exceed EUR 10,000,000 (or its equivalent in another currency or currencies);

(iv)	under Permitted Hedging;

(v)	under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed EUR 10,000,000 (or its equivalent in another currency or currencies);

(vi)	in respect of a Permitted Guarantee; or

(vii)	not permitted by the preceding paragraphs and the outstanding amount of which does not exceed EUR 10,000,000 (or its equivalent) in aggregate at any time.

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14.	Guarantees

(a)	The Borrower shall not issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:

(i)	with the prior written consent of the Bank; or

(ii)	guarantees issued in the ordinary course of trade by the Borrower under or in connection with:

(A)	under any negotiable instruments;

(B)	in connection with any performance bond; or

(C)	in connection with any Permitted Indebtedness.

15.	Hedging

The Borrower shall not enter into any derivative transaction other than Permitted Hedging, where “Permitted Hedging” means:

(i)	any derivative transaction by the Borrower to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(ii)	any derivative instrument of the Borrower which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

16.	Restrictions on distributions

The Borrower shall not declare or distribute dividends, or return or purchase shares, save for:

(i)	with the prior written consent of the Bank;

(ii)	dividend payments or share repurchases by the Borrower provided that:

(A)	such dividends and repurchases are made in compliance with applicable corporate law and other mandatory regulatory restrictions;

(B)	no Default has occurred and is continuing;

(C)	such dividends or repurchases do not exceed in aggregate 10% of the net earnings for the Borrower as reported in the Annual Financial Statements for the preceding Financial Year; or

(iii)	the redemption of any Preferred Shares held by the Bank and any transferees of the Bank of the Preferred Shares, with such redemption done in accordance with the Articles of Association.

Corporate Use

17.	Intellectual Property Rights

The Borrower shall (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by the Borrower are capable of registration, are registered to such party.

As at the date of this Contract, the Borrower owns the Intellectual Property Rights (without prejudice to the Borrower’s ability to deal with such Intellectual Property Rights after the date of this Contract in a manner which is not prohibited by the other terms of this Contract).

18.	Eligibility Prerequisites

The Borrower shall satisfy the eligibility prerequisites, as amended from time to time, that are required to be satisfied in order to obtain finance under the joint initiative between the Bank and the European Commission as set out in Recital D.

19.	Maintenance of Status

The Borrower shall remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, main permanent establishment or main place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

20.	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	For the purposes of this Paragraph 20, the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by the Borrower, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set-off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c)	Paragraph (a) above does not apply to any Security, listed below:

(A)	any Security listed in Paragraph 4 of Schedule C (Representation and Warranties) except to the extent the principal amount secured by that Security exceeds the amount stated;

Corporate Use

(B)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(C)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(D)	any lien arising by operation of law and in the ordinary course of trading;

(E)	any Security over or affecting any asset acquired by the Borrower after the date of this Contract if:

(1)	the Security was not created in contemplation of the acquisition of that asset by the Borrower;

(2)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Borrower; and

(3)	the Security is removed or discharged within 60 months of the date of acquisition of such asset;

(G)	any Security entered into pursuant to this Contract;

(H)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower; or

(I)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Borrower other than any permitted under Paragraphs (A) to (I) above) does not exceed EUR 10,000,000 (or its equivalent in another currency or currencies).

provided that nothing in this paragraph shall permit the Borrower to create or permit to subsist any Security over any Intellectual Property Rights. For the avoidance of doubt, the Borrower granting a sublicense under a Pharma Partnership Agreement shall not be deemed to create or permit to subsist any Security over the rights of a licensee to any Intellectual Property Rights sublicensed under such agreement.

Corporate Use

21.	Security

The Borrower shall take all reasonable steps as are required by the Bank to ensure and preserve the legality, validity, enforceability, perfection, preservation, ranking and admissibility in evidence of the Security granted or intended to be granted by the Borrower in favour of the Bank or any instrument related thereto including, without limitation, the filing of the Security Agreement together with a Hebrew translation certified as accurate by the Borrower and a corresponding Registration Form No. 10 with the Israel Registrar of Companies within 21 days of execution of the Security Agreement.

22.	Clauses by inclusion

If the Borrower concludes with any other unsubordinated creditor a financing agreement that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is not provided for in this Contract or is more favourable to the relevant creditor than any equivalent provision of this Contract is to the Bank, the Borrower shall promptly inform the Bank and shall provide a copy of the more favourable provision to the Bank. The Bank may request that the Borrower promptly executes an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

Corporate Use

SCHEDULE F

INFORMATION AND VISITS

1.	Information concerning the Investment

(a)	The Borrower shall deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Part B of Schedule A or otherwise as agreed from time to time by the parties to this Contract; and

(ii)	any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Investment as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower’s expense and the Borrower shall provide such persons with all assistance necessary for the purpose.

(b)	The Borrower shall submit for the approval of the Bank without delay any material changes to the Investment, also taking into account the disclosures made to the Bank in connection with the Investment prior to the signing of this Contract, in respect of, inter alia, the total cost, plans, timetable or to the expenditure programme or financing plan for the Investment.

(c)	The Borrower shall promptly inform the Bank of:

(i)	any action initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Investment;

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the Borrower’s ability to execute the Investment;

(iii)	a genuine allegation, complaint or information with regard to any Prohibited Conduct or any Sanction related to the Investment; and should it become aware of any fact or information confirming or reasonably suggesting that (a) any Prohibited Conduct has occurred in connection with the Investment, or (b) any of the funds invested in its share capital or in the Investment was derived from an illicit origin;

(iv)	any non-compliance by it with any applicable Environmental Law; and

(v)	any suspension, revocation or modification of any Environmental Approval,

and set out the action to be taken with respect to such matters.

Corporate Use

(d)	If the total cost of the Investment exceeds the estimated figure set out in Recital (A), the Borrower shall notify the Bank without delay and shall inform the Bank of its plans to fund the increased costs.

(e)	The Borrower shall promptly inform the Bank if at any time it becomes aware of the illicit origin (including products of money laundering or linked to the financing of terrorism) of any funds invested in the Investment by the Borrower or by its controlling entities.

(f)	The Borrower shall provide to the Bank, if so requested:

(i)	a certificate of its insurers showing that all assets required in order to carry out the Investment are insured with first class insurance companies in accordance with the most comprehensive relevant industry practice;

(ii)	annually, a list of policies in force covering any aspect of the Investment, together with confirmation of payment of the current premiums.

2.	Information concerning the Borrower

(a)	The Borrower shall deliver to the Bank:

(i)	as soon as they become available but in any event within 135 days after the end of each of its Financial Years its Annual Financial Statements, which shall include an annual report, balance sheet, profit and loss account and auditors report for that Financial Year, together with a Compliance Certificate as set out in Schedule B signed by two directors;

(ii)	as soon as they become publicly available but in any event within 45 days after the end of each of the relevant accounting periods its interim quarterly report, balance sheet and profit and loss account for each of the first three quarters of each of its Financial Years together with a Compliance Certificate as set out in Schedule B signed by two directors;

(iii)	from time to time, such further information on its general financial situation as the Bank may reasonably require or such certificates of compliance with the undertakings of Article 7 (Borrower undertakings and representations) as the Bank may deem necessary; and

(iv)	any such information or further document concerning customer due diligence matters as the Bank may reasonably require within a reasonable time.

(b)	The Borrower shall inform the Bank immediately of:

(i)	any Event of Default having occurred or being threatened or anticipated;

Corporate Use

(ii)	to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:

(A)	against the Borrower or, upon it becoming aware of such events, its controlling entities or members of the Borrower’s management bodies in connection with Prohibited Conduct related to the Loan or the Investment; or

(B)	which might if adversely determined result in a Material Adverse Change;

(iii)	any measure taken by the Borrower pursuant to Paragraph 6 (Integrity) of Schedule D; and

(iv)	any claim, action, proceeding, formal notice or investigation relating to any Sanctions concerning the Borrower or any Relevant Person.

3.	Visits by the Bank

(a)	The Borrower shall allow persons designated by the Bank, as well as persons designated by other institutions or bodies of the European Union when so required by the relevant mandatory provisions of European Union law or pursuant to the Horizon 2020 Legal Basis, the European Court of Auditors, the Commission, the European Anti-Fraud Office, as well as persons designated by the foregoing;

(i)	to visit the sites, installations and works comprising the Investment;

(ii)	to interview representatives of the Borrower, and not obstruct contacts with any other person involved in or affected by the Investment; and

(iii)	to conduct such on the spot audits and checks as they may wish and review the Borrower’s books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.

(b)	The Borrower shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article.

Corporate Use

4.	Disclosure and publication

(a)	The Borrower acknowledges and agrees that:

(i)	the Bank may be obliged to communicate information relating to the Borrower and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the Horizon 2020 Legal Basis; and

(ii)	the Bank may, subject to the Borrower’s written approval, publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract, including the name, address and country of establishment of the Borrower the purpose of the financing, and the type and amount of financial support received under this Contract.

(b)	If requested by the Bank, the Borrower undertakes to refer to this financing and other EIB financings in its public communications, if appropriate, during the availability period, and in connection with any drawdowns, and communications on major corporate events.

5.	Confidential information

The Borrower shall notify the Bank in writing each time that it provides the Bank with any information which the Borrower considers to be “inside information” (as defined in the Market Abuse Regulation (Regulation 596/2014)). If the information provided is inside information, the Borrower shall ensure the public publication of such information at the same time, or immediately after, it is shared with the Bank. The Borrower shall also promptly inform the Bank in writing on each occasion that it considers that any inside information previously disclosed to the Bank has changed or has ceased to be inside information. In the absence of any such notifications, the Borrower will be deemed to represent to the Bank that any information provided by the Borrower (whether confidential or otherwise) does not constitute inside information.

SIGNATURES

For and on behalf of

EUROPEAN INVESTMENT BANK

By:	/s/ Maria - Teresa Massaad - Head of Division
/s/ Angel Salvatore – Investment officer

For and on behalf of

SCINAI IMMUNOTHERAPEUTICS LTD

By:	/s/ Amir Reichman, CEO

By:	/s/ MARK S. GERMAIN
MARK S. GERMAIN
CHAIRMAN